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                                                                    Exhibit 99.1

                                              Contact:  Christopher P. Marr
                                                        Chief Financial Officer
                                                        (901) 252-2000


   STORAGE USA ANNOUNCES THE FORMATION OF A SPECIAL COMMITTEE AND THE LIMITED
              MODIFICATION OF ITS STANDSTILL WITH SECURITY CAPITAL


         MEMPHIS, Tennessee (September 10, 2001) - Storage USA, Inc. (NYSE:SUS) announced today that its Board of Directors has unanimously approved the formation of a Special Committee of five independent directors, which will explore the intentions of Security Capital Group Incorporated (NYSE:SCZ) with respect to its equity ownership in the Company given Security Capital's prior public announcements. Security Capital currently owns approximately 43.5% of the outstanding shares of the Company and has announced a plan to reposition or sell its investment in several of its portfolio companies and focus its attention on certain key businesses where it owns, or plans to own, all of the equity securities in those businesses.

         The Special Committee is comprised of Mr. Howard P. Colhoun, Mr. Alan
B. Graf, Jr., Mr. Mark Jorgensen, Mr. John P. McCann and Mr. Harry J. Thie. Mr. Graf, the committee's chairman, stated, "In light of Security Capital's announcement concerning its future strategy, the Board of Directors believes it was prudent to form an independent committee to better understand Security Capital's intentions with respect to its significant ownership interest in Storage USA."

         As part of its strategic alliance with the Company, Security Capital is subject to the terms of a standstill agreement which limits, until December 2004, its ability to increase its ownership interest in the Company. Under the terms of the agreement, Security Capital is prohibited from making a proposal to acquire the remaining outstanding common stock of the Company without the consent of the Company.

         The Company reported that it has agreed with Security Capital, upon the recommendation of the Special Committee, to modify the existing standstill restrictions applicable to Security Capital to permit representatives of Security Capital and the Special Committee to engage in discussions concerning Security Capital's intentions relating to its investment in Storage USA. Mr. Graf noted, however, that "at this time caution is in order because the Company has not granted Security Capital permission to make a proposal and has not determined whether to do so. The Special Committee is in the early stages of better understanding the intentions of the Company's largest shareholder and no assurances can be given as to whether the Special Committee will permit Security Capital to make a proposal, or if so permitted, whether Security Capital will, in fact, make a proposal."



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         The Special Committee has retained Lehman Brothers as its financial advisor.

         Storage USA, Inc. is a fully integrated, self-administered and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. As of June 30, 2001, the Company owned, managed and franchised 550 facilities containing 37,207,000 square feet in 32 states and the District of Columbia.

         More information, including quarterly and annual financial data and a property database, may be obtained through the Company's web site at http://www.sus.com.